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1 (814) ARR-IVED
(814) 277-4833

Ryan ME


FULLY RESERVED







$137,310
RESERVED

The Kingsley

4 BED 3.5 BATH 2890 SQ FT

FULLY RESERVED

100% RESERVED

176	$315,000	$2,295	65.0%
INVESTORS	PURCHASE PRICE	MONTHLY RENT	FINANCING

This 2018 home is well maintained, with 4-bedrooms and 2.5 bathrooms in its 2,890 square feet. The home has a great open floor plan with a huge island, granite countertops, and gas range. There's a great loft area upstairs and a community pool.

We're currently taking reservations for this property while we onboard it to our platform. We anticipate shares will be ready to purchase in 2-3 weeks. We'll notify investors when it's time to finalize the investment.

Rent Status: Seeking Tenant

Financing

65%
FINANCING

HOME LOAN $204,748

HOME EQUITY $110,252

INTEREST RATE	4.625%
HOLD PERIOD	5 - 7 years

The Market

Columbia, SC, Market Information

Columbia, South Carolina is a popular market with millennials and retirees. The market routinely ranks highly for its livability, business and job opportunities, and public education.


21
321
SCDMV
555
Green Acres

The metro area of Columbia is well educated. Over 40% of the adult population has at least a Bachelor's degree, and the city is home to the University of South Carolina. The market has a diversified economy, with major sectors including information technology, insurance, military, manufacturing, and health care. Additionally, Columbia is the capital of South Carolina, which brings significant jobs and economic activity to the region.


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Real Estate Data for Blythewood, SC

Zillow Home Price Trends

Single Family Residential 2010-2020 for Zip Code 29016


$273.7K
$258.2K
$242.7K
$227.2K
$211.7K
2011
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2021

Offering Details

Deal Terms

RAISE AMOUNT	$137,310	PURCHASE PRICE	$315,000
PRICE PER SHARE	$10	PROCEEDS TO ARRIVED (ONE TIME)	$9,753
NUMBER OF SHARES	13,731	ASSET MANAGEMENT FEE (ANNUAL)	$1,373

Important Information